News Release

FOR IMMEDIATE RELEASE

SGI IN TALKS TO SELL ALIAS SOFTWARE BUSINESS

MOUNTAIN VIEW, Calif., (February 11, 2004) P SGI (NYSE: SGI) today announced that it is considering the sale of its Alias graphics application software business and is in exclusive negotiations for such a sale to a private equity investment firm.

Alias, which generated approximately $65.1 million in revenues and an operating profit of approximately $5.7 million for the year ended June 27, 2003, would operate as an independent company if the transaction is completed as presently anticipated. In the three and six month periods ended December 26, 2003, Alias generated approximately $18.4 million and $34.2 million in revenues and an operating profit of approximately $2.7 million and $3.1 million, respectively. Sales of the entire Alias product suite will continue uninterrupted, and there will be no changes to the management team or structure, service and support or product availability as a result of the negotiations or the sale of the business.

“The sale of Alias will allow both companies to focus on their core marketplaces, while providing additional liquidity to SGI” said Bob Bishop, Chairman and CEO, Silicon Graphics. “Alias has been very successful in the 3D entertainment and industrial design sectors, primarily in recent years targeted at the PC market. This sale will allow SGI to concentrate our investments on growth opportunities in our core business”.

The sale of Alias is consistent with SGI’s previously-stated strategy to focus on high-performance computing, storage and advanced visualization, with a particular emphasis on the fast-growing Linux® portion of the marketplace. SGI offers workstations and advanced graphics systems on the IRIX® operating system as well as scalable servers and storage solutions on both IRIX and Linux®.

1500 Crittenden Lane Mountain View, CA 94043 Telephone 650.960.1980 sgi.com

MEDIA CONTACT
Marty Coleman Mcoleman@sgi.com 650.933.8119

INVESTOR RELATIONS Beth Howe Bhowe@sgi.com 650.933.8279

SGI PR HOTLINE 650.933.7777

SGI PR FACSIMILE 650.933.0283

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SGI In Talks To Sell Alias Software Business/2

SGI will conduct a conference call today at 2 p.m. PT to provide additional details. The webcast is available at <http://www.sgi.com/company_info/investors/events.html>. The dial-in number is (800) 946-0786 or (719) 457-2662 for participants outside of North America. An audio replay of this call will be available after 5 p.m. PT today at (888) 203-1112 (passcode: 100214) or (719) 457-0820 (passcode: 100214) and will be available for seven days. All links to the archived Webcast and audio replay are available through SGI's Web site at <www.sgi.com/company_info/investors/>.

This press release contains forward looking statements relating to the possible sale of SGI’s Alias graphics application software business and the benefits of the potential proceeds from such a transaction. SGI has not entered into any definitive agreements related to this transaction, and the transaction may not occur or may occur on terms substantially different from those described in this press release. For a discussion of risk factors confronting SGI’s business, please refer to SGI's periodic reports that are filed with the Securities and Exchange Commission, including SGI's quarterly report on Form 10-Q for the quarter ended December 26, 2003. We undertake no obligation to publicly update or revise any forward-looking statements, whether changes occur as a result of new information, future events or otherwise.

SILICON GRAPHICS | The Source of Innovation and Discovery™

SGI, also known as Silicon Graphics, Inc., is the world's leader in high-performance computing, visualization and storage. SGI's vision is to provide technology that enables the most significant scientific and creative breakthroughs of the 21st century. Whether it's sharing images to aid in brain surgery, finding oil more efficiently, studying global climate or enabling the transition from analog to digital broadcasting, SGI is dedicated to addressing the next class of challenges for scientific, engineering and creative users. With offices worldwide, the company is headquartered in Mountain View, Calif., and can be found on the Web at www.sgi.com.

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